QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.(a)(5)(C)

The Tender Offer is not being made, directly or indirectly, in or into any jurisdiction in which the submission of the Tender Offer or the acceptance thereof is illegal in such jurisdiction, and the offer document may not be distributed to shareholders resident in such jurisdictions. The availability of the Tender Offer to shareholders who are not resident in and citizens of Denmark or the United States may be affected by the laws of the relevant jurisdictions in which they are located or of which they are citizens. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdictions. This website does not constitute an offer or invitation to purchase any securities or a solicitation of an offer to buy any securities, pursuant to the Tender Offer or otherwise.

I have read the disclaimer above  >

TDC A/S

Offer Document 2 December 2005

Offer Document for the Recommended Tender Offer for all shares and American Depositary Shares of TDC A/S submitted by Nordic Telephone Company ApS.

The offer document should be read in conjunction with any accompanying documents for a more complete description of the terms and conditions of the Tender Offer.

Download Offer Material

Danish

English

ENGLISH Offer Document

Offer Document

To tender TDC American Depositary Shares:

Letter of Transmittal

Notice of Guaranteed Delivery

Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute W-9

To tender TDC shares:

Mandatory Advertisement

QuickLinks

  Exhibit 99.(a)(5)(C)